Filed Pursuant to Rule 424(b)(3)

Registration No. 333-251042

PROSPECTUS SUPPLEMENT NO. 10

(to Prospectus dated December 8, 2020)

SOC Telemed, Inc.

69,280,960 Shares of Class A Common Stock
350,000 Warrants to Purchase Class A Common Stock

________________________________

This prospectus supplement supplements the prospectus dated December 8, 2020 (the "Prospectus"), which forms a part of our registration statement on Form S-1 (No. 333-251042). This prospectus supplement is being filed to update and supplement the information in the Prospectus with the information contained in our current report on Form 8-K/A, filed with the Securities and Exchange Commission on June 11, 2021 (the “Current Report”). Accordingly, we have attached the Current Report to this prospectus supplement.

The Prospectus and this prospectus supplement relate to the offer and sale from time to time by the selling securityholders named in the Prospectus (the “Selling Securityholders”) of up to 56,780,960 shares of our Class A common stock, par value $0.0001 per share, and warrants to purchase an aggregate of 350,000 shares of Class A common stock, consisting of (i) up to 16,800,000 shares of Class A common stock (the “PIPE shares”) issued in a private placement pursuant to subscription agreements entered into on July 29, 2020, October 22, 2020, and October 23, 2020; (ii) up to 4,375,000 shares of Class A common stock (the “founder shares”) issued upon consummation of our business combination with Specialists On Call, Inc. on October 30, 2020 (the “Business Combination”), in exchange for shares of our Class B common stock originally issued in a private placement to HCMC Sponsor LLC (the “Sponsor”) and subsequently distributed to the Sponsor’s members; (iii) up to 700,000 shares of Class A common stock (the “private placement shares”) originally issued in a private placement to the Sponsor and subsequently distributed to the Sponsor’s members; (iv) up to 350,000 warrants to purchase shares of Class A common stock (the “private placement warrants”) originally issued in a private placement to the Sponsor and subsequently distributed to the Sponsor’s members; (v) up to 350,000 shares of Class A common stock issuable upon exercise of the private placement warrants; and (vi) up to 34,555,960 shares of Class A common stock (the “closing shares”) issued in connection with the consummation of the Business Combination to SOC Holdings LLC and certain of our officers and directors who were officers and directors of Specialists On Call, Inc.

In addition, the Prospectus relates to the offer and sale of up to 12,500,000 shares of our Class A common stock that are issuable by us upon the exercise of 12,500,000 warrants (the “public warrants” and, together with the private placement warrants, the “warrants”) that were previously registered.

Our Class A common stock and warrants are listed on the Nasdaq Global Select Market under the symbols “TLMD” and “TLMDW,” respectively. On June 10, 2021, the last reported sales price of our Class A common stock was $6.06 per share and the last reported sales price of our warrants was $1.15 per warrant.

This prospectus supplement should be read in conjunction with the Prospectus, which is to be delivered with this prospectus supplement. This prospectus supplement is qualified by reference to the Prospectus, except to the extent that the information in this prospectus supplement updates and supersedes the information contained in the Prospectus.

This prospectus supplement is not complete without, and may not be delivered or utilized except in connection with, the Prospectus.

We are an “emerging growth company” as defined in Section 2(a) of the Securities Act of 1933, as amended, and, as such, have elected to comply with certain reduced disclosure and regulatory requirements.

________________________________

Investing in our securities involves risks.  See the section entitled “Risk Factors” beginning on page 5 of the Prospectus to read about factors you should consider before buying our securities.

________________________________

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the Prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is June 11, 2021.

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K/A

(Amendment No. 1)

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 26, 2021

SOC TELEMED, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-39160	84-3131208
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1768 Business Center Drive, Suite 100

Reston, Virginia 20190

 (Address of principal executive offices, including zip code)

Registrant’s telephone number, including area code: (866) 483-9690

Not Applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol	Name of each exchange on which registered
Class A Common Stock, par value of $0.0001 per share	TLMD	The Nasdaq Stock Market LLC
Warrants, each exercisable for one share of Class A Common Stock for $11.50 per share	TLMDW	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Explanatory Note

This amendment (this “Amendment”) is being filed to amend and supplement Item 9.01 of the Current Report on Form 8-K filed by SOC Telemed, Inc. (the “Company”) with the Securities and Exchange Commission (the “SEC”) on March 30, 2021 (the “Original Report”), to provide the historical financial statements of Access Physicians Management Services Organization, LLC and Affiliated Companies (“Access Physicians”), the business acquired, and the unaudited pro forma financial statements required by Article XI of Regulation S-X. This Amendment does not amend any other item of the Original Report or purport to provide an update or a discussion of any developments at the Company subsequent to the filing date of the Original Report. Capitalized terms used but not defined herein have the meanings given in the Original Report.

Item 9.01 Financial Statements and Exhibits.

(a) Financial Statements of Businesses Acquired.

The audited combined balance sheets of Access Physicians as of December 31, 2020 and 2019, and the audited combined statements of income, changes in members’ equity and cash flows of Access Physicians for the years ended December 31, 2020 and 2019, and the related notes and independent auditors’ report of Huselton, Morgan and Maultsby P.C., are filed as Exhibit 99.2 hereto and are incorporated herein by reference. The consent of Huselton, Morgan and Maultsby P.C., the independent accounting firm of Access Physicians, is attached hereto as Exhibit 23.1.

(b) Pro Forma Financial Information.

The unaudited pro forma condensed combined financial information of the Company and Access Physicians as of and for the year ended December 31, 2020, and the related notes, giving effect to the Acquisition, are filed as Exhibit 99.3 hereto and are incorporated herein by reference.

(d) Exhibits.

Exhibit No.	Description

23.1	Consent of Huselton, Morgan and Maultsby P.C., independent accounting firm of Access Physicians.

99.2	Audited combined balance sheets of Access Physicians as of December 31, 2020 and 2019, and the audited combined statements of income, changes in members’ equity and cash flows of Access Physicians for the years ended December 31, 2020 and 2019, and the related notes and independent auditors’ report.

99.3	Unaudited pro forma condensed combined financial information of the Company and Access Physicians as of and for the year ended December 31, 2020, and the related notes.

1

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SOC Telemed, Inc.

Date: June 11, 2021	By:	/s/ Eunice Kim
	Name:	Eunice Kim
	Title:	General Counsel and Corporate Secretary

2

Exhibit 23.1

Consent of Independent Auditor

We consent to the incorporation by reference in the Registration Statement on Form S-8 (No. 333-251890) of SOC Telemed, Inc. of our report dated March 19, 2021, relating to the combined financial statements of Access Physicians Management Services Organization, LLC and Affiliated Companies, which appears in this Current Report on Form 8-K of SOC Telemed, Inc.

/s/ Huselton, Morgan and Maultsby P.C.

Dallas, Texas

June 11, 2021

Exhibit 99.2

ACCESS PHYSICIANS MANAGEMENT SERVICES ORGANIZATION, LLC

AND AFFILIATED COMPANIES

COMBINED FINANCIAL STATEMENTS

For the Years Ended December 31, 2020 and 2019

with

Independent Auditors’ Report

ACCESS PHYSICIANS MANAGEMENT SERVICES ORGANIZATION, LLC
AND AFFILIATED COMPANIES

i

INDEPENDENT AUDITORS’ REPORT

To the Board of Directors of

Access Physicians Management Services Organization, LLC and Affiliated Companies

We have audited the accompanying combined financial statements of Access Physicians Management Services Organization, LLC (a Texas limited liability company) and affiliated companies (collectively, the “Company”) which comprise the combined balance sheets as of December 31, 2020 and 2019, and the related combined statements of income, changes in members’ equity and cash flows for the years then ended, and the related notes to the combined financial statements.

Management’s Responsibility for the Financial Statements

Management is responsible for the preparation and fair presentation of the combined financial statements in accordance with accounting principles generally accepted in the United States of America; this responsibility includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of combined financial statements that are free from material misstatement, whether due to fraud or error.

Auditors’ Responsibility

Our responsibility is to express an opinion on these combined financial statements based on our audits. We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the combined financial statements are free from material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the combined financial statements. The procedures selected depend on the auditors’ judgment, including the assessment of the risks of material misstatement of the combined financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the entity’s preparation and fair presentation of the combined financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity’s internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the combined financial statements.

We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Opinion

In our opinion, the combined financial statements referred to above present fairly, in all material respects, the financial position of the Company as of December 31, 2020 and 2019, and the results of its operations and its cash flows for the years then ended in accordance with accounting principles generally accepted in the United States of America.

/s/ Huselton, Morgan and Maultsby P.C.

Dallas, Texas
March 19, 2021

ACCESS PHYSICIANS MANAGEMENT SERVICES ORGANIZATION, LLC
AND AFFILIATED COMPANIES
COMBINED BALANCE SHEET
December 31, 2020 and 2019

	2020	2019
Assets
Current assets:
Cash and cash equivalents	$2,082,431	$3,690,278
Accounts receivable, net	4,856,060	3,158,929
Inventories	1,373,853	298,856
Prepaid expenses	341,280	174,463
Total current assets	8,653,624	7,322,526
Property and equipment, net	210,120	148,428
Other assets	408,925	36,292
Total assets	$9,272,669	$7,507,246

LIABILITIES AND MEMBERS’ EQUITY
Current liabilities:
Accounts payable	$2,111,671	$2,054,489
Accounts payable, related party	166,050	83,755
Accrued expenses	1,491,669	247,375
Member interest redemption payable, current	—	100,000
Notes payable, current	2,003,707	1,488,909
Total current liabilities	5,773,097	3,974,528
Deferred tax liability	8,007	—
Member interest redemption payable, long-term	175,000	175,000
Notes payable, long-term	2,125,000	1,186,242
Total liabilities	8,081,104	5,335,770
Members’ equity	1,191,565	2,171,476
Total liabilities and members’ equity	$9,272,669	$7,507,246

See accompanying notes to combined financial statements.

ACCESS PHYSICIANS MANAGEMENT SERVICES ORGANIZATION, LLC
AND AFFILIATED COMPANIES
COMBINED STATEMENT OF INCOME
For the Years Ended December 31, 2020 and 2019

	2020	2019
Revenues:
TeleMedicine	$15,768,287	$9,815,750
Hybrid	10,181,833	6,773,978
In person	327,825	957,481
Other	822,213	344,710
Total revenues	27,100,158	17,891,919

Cost of revenues:
TeleMedicine	8,802,445	5,973,754
Hybrid	8,219,249	5,281,939
In person	201,534	662,436
Other	433,836	149,398
Total cost of revenues	17,657,064	12,067,527

Operating expenses:
Payroll and benefits	6,682,331	3,880,105
General and administrative	2,607,683	1,589,400
Legal fees	406,209	724,892
Rent	155,042	176,217
Bad debt	342,828	166,916
Depreciation and amortization	92,185	59,750
Total operating expenses	10,286,278	6,597,280
Loss from operations	(843,184)	(772,888)

Other income (expense):
Other income	4,452	—
Due diligence and related non-recurring expense	(149,465)	(246,637)
Interest expense	(175,916)	(209,887)
Total other expense	(320,929)	(456,524)
Loss before provision for taxes	(1,164,113)	(1,229,412)
Provision for federal taxes	(60,997)	—
Provision for state taxes – US 9	(26,142)	—
Provision for state taxes – all other entities	(28,659)	(39,070)
Net loss before non-controlling interest	(1,279,911)	(1,268,482)
Less: net income attributable to non-controlling interest	413,407	67,346
Net loss	$(1,693,318)	$(1,335,828)

See accompanying notes to combined financial statements.

ACCESS PHYSICIANS MANAGEMENT SERVICES ORGANIZATION, LLC
AND AFFILIATED COMPANIES
COMBINED STATEMENT OF CHANGES IN MEMBERS’ EQUITY
For the Years Ended December 31, 2020 and 2019

	Controlling Interest	Non-Controlling Interest	Total Members’ Equity
Balance at January 1, 2019	$(1,224,010)	$63,965	$(1,160,045)
Contributions	9,875,003	—	9,875,003
Distributions	(5,000,000)	—	(5,000,000)
Redemption of member’s interest	(275,000)	—	(275,000)
Net (loss) income	(1,335,828)	67,346	(1,268,482)
Balance at December 31, 2019	2,040,165	131,311	2,171,476
Contributions	300,000	—	300,000
Net (loss) income	(1,693,318)	413,407	(1,279,911)
Balance at December 31, 2020	$646,847	$544,718	$1,191,565

See accompanying notes to combined financial statements.

ACCESS PHYSICIANS MANAGEMENT SERVICES ORGANIZATION, LLC
AND AFFILIATED COMPANIES
COMBINED STATEMENT OF CASH FLOWS
For the Years Ended December 31, 2020 and 2019

	2020	2019
Cash flows from operating activities:
Net loss	$(1,693,318)	$(1,335,828)
Adjustments to reconcile net loss to net cash used by operating activities:
Income attributable to non-controlling interest	413,407	67,346
Depreciation and amortization	92,185	59,750
Deferred tax liability	8,007	—
Bad debt	342,828	166,916

Changes in operating assets and liabilities:
(Increase) decrease in:
Accounts receivable	(2,039,959)	(852,714)
Inventories	(1,074,997)	(211,714)
Prepaid expenses	(166,817)	(22,305)
Other assets	(372,633)	(24,888)
Increase (decrease) in:
Accounts payable	57,182	768,990
Accounts payable, related party	82,295	68,164
Accrued expenses	1,244,294	144,782
Net cash used by operating activities	(3,107,526)	(1,171,501)

Cash flows from investing activities:
Purchase of property and equipment	(153,877)	(64,664)
Net cash used by investing activities	(153,877)	(64,664)

Cash flows from financing activities:
Proceeds from line of credit	2,015,707	3,473,000
Proceeds from notes payable	3,000,000	—
Payments on line of credit	(2,000,000)	(3,362,950)
Payments on notes payable	(1,562,151)	(236,442)
Payments on member interest redemption payable	(100,000)	(200,100)
Contributions from members	300,000	9,875,003
Distributions to members	—	(5,000,000)
Net cash provided by financing activities	1,653,556	4,548,511
Net (decrease) increase in cash and cash equivalents	(1,607,847)	3,312,346
Cash and cash equivalents, beginning of the year	3,690,278	377,932
Cash and cash equivalents, end of the year	$2,082,431	$3,690,278

Supplemental information:
State taxes paid	$33,500	$22,200
Interest paid	$172,275	$199,357

Non-cash investing and financing activities:
Reacquisition of member interest financed through member interest redemption payable	$—	$275,000

See accompanying notes to combined financial statements.

ACCESS PHYSICIANS MANAGEMENT SERVICES ORGANIZATION, LLC
AND AFFILIATED COMPANIES
NOTES TO COMBINED FINANCIAL STATEMENTS
December 31, 2020 and 2019

1. PRINCIPLES OF COMBINATION, ORGANIZATION, AND NATURE OF OPERATIONS

Principles of Combination

The combined financial statements include the accounts of Access Physicians Management Services Organization, LLC (“MSO”), Access Physicians, PLLC (“AP”), AP US 9, PC (“US 9”), and AP US 14, PA (“US 14”), collectively referred to as the (“Company”), which are affiliated by virtue of common ownership. All material intercompany balances and transactions have been eliminated in combination. The combined Company does not form a legal entity.

AP has a 51 percent ownership interest in Access Physicians: Pulmonary & Critical Care, Series PLLC (“Pulmonary”). Pulmonary has been fully consolidated into the financial statement of AP and a non-controlling interest is stated separately as required under the provisions of FASB ASC 810, Consolidations. All significant intercompany balances and transactions have been eliminated in consolidation.

Organization and Nature of Operations

MSO was formed in Texas on September 8, 2017, and provides management services to its clinical affiliates, such as AP, US 9, and US 14. AP was formed in Texas on May 13, 2013, as a professional limited liability company authorized to provide physician services. US 9 was formed in California on June 13, 2018, as a professional corporation authorized to provide physician services in California and a few other states. US 14 was formed in Kansas on February 17, 2020, as a professional association authorized to provide medical services in Kansas. The Company is headquartered in Dallas, Texas. MSO provides telemedicine technology services and products throughout the United States. AP and US 9 are admitted to do business in multiple states and are authorized to provide physician services in those states.

2. SIGNIFICANT ACCOUNTING POLICIES

Basis of Accounting

The accompanying combined financial statements have been prepared on the accrual basis of accounting in accordance with accounting principles generally accepted in the United States of America.

New Accounting Pronouncements

In May 2014, the FASB issued ASU 2014-09, Revenue from Contracts with Customers, and subsequently issued additional accounting pronouncements amending this ASU through January 2021. These updates, collectively ASC 606, provide a single comprehensive model for entities to use in accounting for revenue arising from contracts with customers and supersedes most existing revenue recognition guidance in U.S. generally accepted accounting principles. Under the new standard, revenue is recognized in accordance with the transfer of promised goods or services to customers in an amount that reflects the consideration to which the entity expects to be entitled in exchange for those goods or services. The Company adopted ASC 606 on January 1, 2020 on a modified retrospective basis and applied it to those contracts that were not completed as of the adoption date. Prior periods have not been restated. There was no material cumulative effect of initially applying the standard.

In August 2018, the FASB issued ASU 2018-15, Intangibles — Goodwill and Other — Internal-Use Software (Subtopic 350-40), which requires companies to consider implementation and development costs incurred in a hosting arrangement that is a service contract, and to follow the guidance in Subtopic 350-40 to determine which implementation costs to capitalize as an asset related to the service contract and which costs to expense. The Company adopted ASU 2018-15 on January 1, 2020 on a modified retrospective basis and applied to development efforts that were not completed as of the adoption date. Prior periods have not been restated and there was no material cumulative effect of applying the standard.

ACCESS PHYSICIANS MANAGEMENT SERVICES ORGANIZATION, LLC
AND AFFILIATED COMPANIES
NOTES TO COMBINED FINANCIAL STATEMENTS
December 31, 2020 and 2019

2. SIGNIFICANT ACCOUNTING POLICIES (cont.)

In February 2016, the FASB issued ASU 2016-02, Leases (Topic 842), which will require leases to be recorded as an asset on the balance sheet for the right to use the leased asset and a liability for the corresponding lease obligation for leases with terms of more than twelve months. ASU 2016-02 is effective for nonpublic companies for fiscal years beginning after December 15, 2021, with early adoption permitted. Management is responsible for reviewing this standard, determining its applicability, and implementing it in future accounting periods.

Use of Estimates

Management uses estimates and assumptions in preparing the combined financial statements in accordance with accounting principles generally accepted in the United States of America. Those estimates and assumptions affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities, and reported revenues and expenses.

Significant estimates and assumptions are used for, but not limited to: (a) allowance for contractual revenue adjustments, (b) allowance for doubtful accounts; and (c) depreciation lives of long-lived assets. Future events and their effects cannot be predicated with certainty; accordingly, the accounting estimates require the exercise of judgment. The accounting estimates used in the preparation of the financial statements will change as new events occur, as more experience is acquired, as additional information is obtained, and as our operating environment changes. The Company evaluates and updates its assumptions and estimates on an ongoing basis and may employ outside experts to assist in its evaluation, as considered necessary. Actual results could differ from these estimates.

Cash and Cash Equivalents

For purposes of the combined statements of cash flows, management considers all highly liquid investments with an original maturity of less than three months to be cash or cash equivalents.

Allowance for Doubtful Accounts

The Company’s accounts receivable are reported net of estimated allowances for doubtful accounts and contractual adjustments. The allowance for doubtful accounts is based on review of outstanding receivables and historical collection information. In evaluating the collectability of accounts receivable, the Company analyzes its history and identifies trends for each of its payer and other sources of revenue to estimate the appropriate allowance for contractual adjustments and provision for bad debts. Management regularly reviews data about these major sources of revenue in evaluating the sufficiency of the allowance for doubtful accounts. Account balances are written off against the allowance after all means of collection have been exhausted and the potential for recovery is considered remote.

Inventories

Inventoried materials primarily consist of telemedical equipment. The Company reports inventory at the lower of first-in, first-out cost and net realizable value. Net realizable value is based on the selling price.

Property and Equipment

Property and equipment are stated at cost. Maintenance and repairs that do not extend the useful life are expensed as incurred. Additions and improvements in excess of $1,000 and a useful life over one year are capitalized. In addition, the Company capitalizes purchases that extend the useful life of a fixed asset that would otherwise be obsolete. Depreciation is computed using the straight line method over the estimated useful lives of the depreciable assets, which range from five to seven years.

ACCESS PHYSICIANS MANAGEMENT SERVICES ORGANIZATION, LLC
AND AFFILIATED COMPANIES
NOTES TO COMBINED FINANCIAL STATEMENTS
December 31, 2020 and 2019

2. SIGNIFICANT ACCOUNTING POLICIES (cont.)

Internal Use Software

The Company capitalizes certain costs related to developed or modified software solely for its internal use and cloud based applications used to deliver its platform. The Company capitalizes costs during the application development stage once the preliminary project stage is complete, management authorizes and commits to funding the project, and it is probable that the project will be completed and that the software will be used to perform the function intended. Costs related to preliminary project activities and post implementation activities are expensed as incurred. Capitalized internal use software costs reflected as other assets in the accompanying Combined Balance Sheets total $378,732 and $0 as of December 31, 2020 and 2019, respectively. Amortization expense related to internal use software totals $34,509 and $0 for the years ended December 31, 2020 and 2019, respectively.

Fair Value of Financial Instruments

The Company’s financial instruments, none of which are held for trading purposes, include cash and cash equivalents, accounts receivable, accounts payable, and accrued expenses. Management estimates that the fair value of all financial instruments as of December 31, 2020 and 2019 does not differ materially from the aggregate carrying values of its financial instruments recorded in the accompanying combined financial statements.

Income Taxes

Under the Internal Revenue Code (“Code”), the income or loss of MSO and AP is recognized by the companies’ respective individual members for federal income tax purposes. Accordingly, no provision for federal income tax for MSO or AP has been provided for in the accompanying combined financial statements. US 9 and US 14 are liable for federal and state income tax. US 14’s federal income tax liability is immaterial for the year ended December 31, 2020, and, therefore, no provision for federal income tax for US 14 is reflected in the accompanying financial statements. US 9’s federal income tax liability is immaterial for the year ended December 31, 2019, and, therefore, no provision for federal income tax for US 9 is reflected in the accompanying financial statements.

US 9 and US 14 account for income taxes under the asset and liability method, which requires the recognition of deferred tax assets and liabilities for the expected future tax consequences of events that have been included in the combined financial statements. Under this method, management determines deferred tax assets and liabilities on the basis of the difference between the financial statement and tax bases of assets and liabilities by using the enacted tax rates in effect for the year in which the differences are expected to reverse. The effect of a change in tax rates on deferred tax assets and liabilities is recognized in income in the period that includes the enactment date.

US 9 and US 14 recognize deferred tax assets to the extent management believes that these assets are more likely than not to be realized. In making such a determination, management considers all available positive and negative evidence, including future reversals of existing taxable temporary differences, projected future taxable income, tax-planning strategies, and results of recent operations. If US 9 or US 14 determined they would be able to realize the deferred tax assets in the future in excess of the net recorded amount, and adjustment would be made to the deferred tax asset valuation allowance, which would reduce the provision for income taxes.

US 9 and US 14 records uncertain tax positions in accordance with ASC 740 on the basis of a two-step process in which (1) management determines whether it is more likely than not that the tax positions will be sustained on the basis of the technical merits of the position and (2) for those tax positions that meet the more-likely-than not recognition threshold, US 9 and US 14 recognize the largest amount of tax benefit that is more than 50 percent likely to be realized upon ultimate settlement with the related tax authority.

Management has evaluated the Company’s tax positions and has not identified any uncertain tax positions that would not be sustained in a federal or state income tax examination. Accordingly, no provision for uncertainties in income taxes has been made in the accompanying consolidated financial statements. The Company is subject to routine audits by taxing jurisdictions; however, no audits for any tax periods are in progress.

ACCESS PHYSICIANS MANAGEMENT SERVICES ORGANIZATION, LLC
AND AFFILIATED COMPANIES
NOTES TO COMBINED FINANCIAL STATEMENTS
December 31, 2020 and 2019

2. SIGNIFICANT ACCOUNTING POLICIES (cont.)

Revenue Recognition

Revenue is recognized in accordance with the transfer of promised goods or services to customers in an amount that reflects the consideration to which the entity expects to be entitled in exchange for those goods or services. The Company adopted ASC 606 on January 1, 2020 on a modified retrospective basis and applied to those contracts that were not completed as of the adoption date. Prior periods have not been restated. There was no material cumulative effect of initially applying the standard.

Performance Obligations

Telemedicine Carts

Customers who enter into telemedicine physician services are sold an access cart with a computer and camera in order to properly facilitate meetings between patients, on-site health professionals, and remote physicians. Satisfaction of this performance obligation occurs upon delivery to the customer when control is transferred. AP then recognizes the cart revenue at a point in time, upon delivery. The Company has assurance-type warranties that do not result in separate performance obligations. Revenue relating to telemedicine carts is included within telemedicine revenues on the Combined Statements of Income.

Cart Implementation, Education, & Training

After delivery of the telemedicine access carts, the installation and implementation of the carts is performed. Related training and education are also part of the implementation of the cart within the customer’s location. MSO provides installation of telemedicine carts and related training for customers. MSO, AP, and US 9 bill customers on a monthly basis for their respective products and services based on contracted terms for those products and services. Satisfaction of this performance obligation occurs as services are provided throughout the 6-week implementation program, and therefore, the entities recognize the implementation revenue over the period in which services are rendered. Revenue relating to cart implementation, education, and training is included within other revenues on the Combined Statements of Income.

Administrative/IT Support

U.S.-based health IT professionals provide technology and administrative support services, including monthly monitoring and communication of telemedicine support issues, coordination of technology upgrades and maintenance. MSO performs servicing of the carts. MSO, AP, and US 9 bill customers on a monthly basis for their respective products and services based on contracted terms for those products and services. MSO bills its own facility clients at pre-determined rates for its technical support services. Satisfaction of this performance obligation occurs over time, during the period IT services are being provided to the customer. Therefore, the entities recognize the revenue related to IT support performed over the period in which services are rendered. Revenue relating to administrative/IT support is included within telemedicine revenues on the Combined Statements of Income.

Physician Services

Assigned physicians from the Company provide various health services (in-person, telemedicine, and hybrid) with the majority being telemedicine coverage. Physician services include, but are not limited to, neurology, pulmonary, cardiology, and maternal fetal medicine. AP and US 9 provide physician services via the telemedicine carts, in person, or in a hybrid method. MSO, AP, and US 9 bill customers on a monthly basis for their respective products and services based on contracted terms for those products and services. AP and US 9 bill healthcare facility clients at pre-determined hourly rates for their physician services. Revenues received for the provision of health care services are recorded at AP’s and US 9’s established billings rates less adjustments to revenue, contractual discounts and bad debts. AP and US 9 receive payments from patients, third-party payers, and others for services rendered. The third-party payers pay AP and US 9 based on contracted rates or the entities’ billed charges. Satisfaction of this performance obligation occurs over time, during the period the physician services are being provided to the customer. Therefore, the entities recognize the revenue related to physician services performed over the period in which the services are rendered. Revenue relating to physician services is allocated respectively within telemedicine, hybrid, and in person revenues on the combined statements of income.

ACCESS PHYSICIANS MANAGEMENT SERVICES ORGANIZATION, LLC
AND AFFILIATED COMPANIES
NOTES TO COMBINED FINANCIAL STATEMENTS
December 31, 2020 and 2019

2. SIGNIFICANT ACCOUNTING POLICIES (cont.)

AP and US 9’s patient service revenue related to physicians services, net of contractual allowances and discounts (but before the provision for bad debts), recognized in the years ended December 31, 2020 and 2019, from these major payer sources, is as follows:

	2020	2019
Medicare/Medicaid	$1,969,168	$882,932
Managed care	2,345,004	670,540
Commercial	623,073	565,625
Private pay	139,903	512,538
Other	59,084	—
Net patient service revenue before provision for bad debts	$5,136,232	$2,631,635

Concentrations

The cash balances of the Company are held primarily at Comerica Bank in Dallas, Texas. If cash balances exceed the amounts covered by insurance provided by the Federal Deposit Insurance Corporation (“FDIC”), the excess balances could be at risk of loss. The amount at risk of loss as of December 31, 2020 is $1,144,174.

During the year ended December 31, 2020, there were no significant concentrations of the Company’s revenues. During the year ended December 31, 2019, one customer accounted for approximately 13 percent of revenues earned. Management does not believe it is subject to significant risk due to this customer concentration.

Medical Malpractice Insurance

The Company has obtained a claims-made-based medical malpractice insurance policy with coverage for losses in excess of $1,000,000 per occurrence and $3,000,000 in the aggregate per annual policy period.

As of December 31, 2020 and 2019, no medical malpractice claims were on file against the Company. The cost of medical malpractice insurance coverage was $139,636 and 137,346 for the years ended December 31, 2020 and 2019, respectively.

Advertising Costs

Advertising costs are expensed as incurred. For the years ended December 31, 2020 and 2019, advertising costs total $257,670 and $41,711, respectively.

Subsequent Events

Management has evaluated subsequent events through March 19, 2021, the date the combined financial statements were available to be issued, and determined there were no items to disclose.

ACCESS PHYSICIANS MANAGEMENT SERVICES ORGANIZATION, LLC
AND AFFILIATED COMPANIES
NOTES TO COMBINED FINANCIAL STATEMENTS
December 31, 2020 and 2019

3. ACCOUNTS RECEIVABLE

The following is a summary of accounts receivable by major classification and the related allowance for doubtful accounts as of December 31, 2020 and 2019

	2020	2019
Accounts receivable – medical facilities	$3,704,165	$1,900,663
Accounts receivable – insurance billings	1,515,949	1,277,895
Other receivables	500	2,097
Less: allowance for doubtful accounts	(364,554)	(21,726)
Total	$4,856,060	$3,158,929

Bad debt expense for the years ended December 31, 2020 and 2019 totals $342,828 and $166,916, respectively.

4. PROPERTY AND EQUIPMENT

The following is a summary of property and equipment by major classification and related accumulated depreciation as of December 31, 2020 and 2019:

	2020	2019
Access equipment & technology	$180,749	$180,749
Furniture & fixtures	145,780	91,045
Computer equipment	134,772	70,137
Leasehold improvements	21,984	21,984
	483,285	363,915
Less: accumulated depreciation	(273,165)	(215,487)
Total	$210,120	$148,428

Depreciation expense for the years ended December 31, 2020 and 2019 totals $ 57,676 and $59,750, respectively.

5. INCOME TAXES

The provision for state taxes includes amounts payable to the various states in which the Company operates in the form of margin, franchise, and income tax. State taxes payable are included in accrued expenses on the accompanying balance sheets.

The components of income tax expense related to US 9 for the year ended December 31, 2020 are as follows:

2020
Current – Federal	$55,392
Current – State	23,740
79,132
Deferred – Federal	5,605
Deferred – State	2,402
8,007
Income tax expense	$87,139

For the year ended December 31, 2020, the actual income tax benefit differed from the expected tax expense computed by applying a blended rate of 30 percent comprised of the U.S. federal corporate tax rate of 21 percent and state tax rates totaling 9 percent to income before income taxes. These differences are summarized as follows:

2020
Computed expected tax expense	$79,132
Temporary differences	8,007
Income tax expense	$87,139

ACCESS PHYSICIANS MANAGEMENT SERVICES ORGANIZATION, LLC
AND AFFILIATED COMPANIES
NOTES TO COMBINED FINANCIAL STATEMENTS
December 31, 2020 and 2019

5. INCOME TAXES (cont.)

The tax effects of significant items comprising deferred tax assets and liabilities as of December 31, 2020 is as follows:

2020
Deferred tax liability:
Accounts receivable	$(46,879)
Accounts payable	16,807
Overhead allocation payable	18,145
Management fee payable	3,920
Deferred tax liability	$(8,007)

As of December 31, 2019, the Company had a net operating loss carryforward totaling $20,599 which was used to offset taxable income in 2020.

6. NOTES PAYABLE AND OTHER LONG-TERM DEBT

Notes Payable

Notes payable as of December 31, 2020 and 2019 consists of the following:

	2020	2019
Line of credit with Comerica Bank totaling $3,000,000 payable in interest installments based off unpaid principal balance, bearing interest at a rate equal to the National Prime Rate plus 1.00 percentage point, and a lump sum payment of the entire principal balance due on demand, maturing at October 31, 2021, secured by substantially all assets of the Company.	$1,253,707	$1,238,000
Term note payable to Comerica Bank totaling $3,000,000, payable in monthly interest installments of $62,500 that are inclusive of principal and interest, bearing interest at 4.25 percent, maturing at December 19, 2024, secured by substantially all assets of the Company.	2,875,000	—
Note payable to Comerica Bank, payable in monthly installments of $9,570 that are inclusive of principal and interest, bearing interest at 5.5 percent. This note was restructured with the $3,000,000 term note payable and closed during 2020.	—	248,882
Note payable to Comerica Bank, payable in monthly installments of $4,624 that are inclusive of principal and interest, bearing interest at 6.5 percent. This note was restructured with the $3,000,000 term note payable and closed during 2020.	—	139,545
Note payable to Comerica Bank, payable in monthly installments of $7,771 that are inclusive of principal and interest, bearing interest at six percent. This note was restructured with the $3,000,000 term note payable and closed during 2020.	—	586,971
Note payable to Comerica Bank, payable in monthly installments of $5,805 that are inclusive of principal and interest, bearing interest at 1.75 percent over the prime rate. This note was restructured with the $3,000,000 term note payable and closed during 2020.	—	461,753
	4,128,707	2,675,151
Less: notes payable, current	(2,003,707)	(1,488,909)
Total	$2,125,000	$1,186,242

ACCESS PHYSICIANS MANAGEMENT SERVICES ORGANIZATION, LLC
AND AFFILIATED COMPANIES
NOTES TO COMBINED FINANCIAL STATEMENTS
December 31, 2020 and 2019

6. NOTES PAYABLE AND OTHER LONG-TERM DEBT (cont.)

Member Interest Redemption Payable

On August 2, 2019, AP entered into a redemption agreement to reacquire units of a member’s equity interest for $275,000. AP simultaneously entered into a note agreement with the member which requires the redemption amount to be paid in quarterly interest installments based on the unpaid principle balance through August 2, 2023 and two principal payments. The first principal payment of $100,000 was made during the year ended December 31, 2020 and the second principal payment will be made on or before the maturity date of August 2, 2023. The member interest redemption payable bears interest at a rate of 5 percent annually and totals $175,000 and $275,000 at December 31, 2020 and 2019, respectively.

For the years ended December 31, 2020 and 2019, interest expense totals $175,916 and $209,887, respectively. Future maturities of the notes payable and member’s interest redemption payable over the next five years are as follows:

2021	$2,003,707
2022	750,000
2023	925,000
2024	625,000
2025	—
Thereafter	—
Total	$4,303,707

7. OPERATING LEASES

The Company maintains operating lease agreements for office spaces and advertising space from third party lessors. The lease for the corporate office in Dallas, Texas is non-cancellable through December 2022. All other operating leases are month-to-month contracts. Rent expense for the years ended December 31, 2020 and 2019 related to all leases totals $155,042 and $176,217, respectively.

Future minimum lease payments required under the initial terms of all the outstanding leases are as follows for years ending December 31:

2021	$166,397
2022	166,397
2023	166,397
2024	166,397
2025	166,397
Thereafter	55,466
Total	$887,451

ACCESS PHYSICIANS MANAGEMENT SERVICES ORGANIZATION, LLC
AND AFFILIATED COMPANIES
NOTES TO COMBINED FINANCIAL STATEMENTS
December 31, 2020 and 2019

8. NET PATIENT SERVICE REVENUE

Net patient service revenue related to physician services reflected in the accompanying combined statement of income consists of the following for the years ended December 31, 2020 and 2019:

	2020	2019
Gross patient service revenue	$23,006,972	$8,753,636
Deductions from gross patient service revenue:
Medicare contractual adjustments	(6,604,406)	(3,232,448)
Other contractual adjustments	(11,266,334)	(2,889,553)
Net patient service revenue before provision for bad debts	5,136,232	2,631,635
Less: provision for bad debts	(342,828)	(166,916)
Net patient service revenue	$4,793,404	$2,464,719

A significant portion of AP’s, US 9’s, and US 14’s revenue is concentrated by payer mix. The concentration of net revenue by payer class for both patients and third-party payers at December 31, 2020 and 2019 is as follows:

	2020	2019
Medicare/Medicaid	38%	34%
Managed care	46%	25%
Commercial	12%	22%
Private pay	3%	19%
Other	1%	0%
Total	100%	100%

9. RELATED PARTY TRANSACTIONS

●	Amounts due from OnSite Physician Coverage, PLLC total $219 and $4,057 as of December 31, 2020 and 2019, respectively.

●	Amounts (due to)/from Access Physicians: Neurology, PLLC total $(37,309) and $32,061 as of December 31, 2020 and 2019, respectively.

●	Certain members of the Company provide services including, but not limited to, physician, management, and legal services. Amounts paid to members for services provided total $4,027,933 and $119,896 for the years ended December 31, 2020 and 2019, respectively. Amounts payable to members for services provided total $203,067 and $47,637 as of December 31, 2020 and 2019, respectively.

10. EMPLOYEE BENEFIT PLAN

The Company sponsors a 401(k) plan for the benefit of employees. The 401(k) plan allows participants to defer the maximum amount allowed by the Internal Revenue Service from their compensation. The Company elected not to contribute a match contribution to the plan during the years ended December 31, 2020 and 2019.

11. EQUITY

One hundred shares of US 14 common stock with a par value of $1 per share are authorized and 50 shares are issued and outstanding as of December 31, 2020. Although US 14 is an association with a stockholder, all equity holders in the accompanying combined financial statements are referred to as “members” for simplification purposes.

Two hundred shares of US 9 common stock with a par value of $0.001 per share are authorized and 100 shares are issued and outstanding as of December 31, 2020 and 2019. Although US 9 is a corporation with a stockholder, all equity holders in the accompanying combined financial statements are referred to as “members” for simplification purposes.

ACCESS PHYSICIANS MANAGEMENT SERVICES ORGANIZATION, LLC
AND AFFILIATED COMPANIES
NOTES TO COMBINED FINANCIAL STATEMENTS
December 31, 2020 and 2019

11. EQUITY (cont.)

AP is owned by two physicians who are also members of MSO, with each of those physicians owning 50 percent of AP.

As of December 31, 2020, and 2019, MSO’s membership units authorized, issued, and outstanding are as follows:

	2020
Class	Authorized	Issued	Outstanding
Series A Preferred	4,044,815	4,044,815	4,044,815
Class A Common	7,686,847	7,686,847	7,686,847
Class A Incentive	350,676	350,676	350,676
Class B Profit Interest	1,965,020	1,965,020	1,712,331
Total Units	14,047,358	14,047,358	13,794,669

	2019
Class	Authorized	Issued	Outstanding
Series A Preferred	3,926,316	3,926,316	3,926,316
Class A Common	11,963,838	8,037,522	8,037,522
Class B Profit Interest	1,671,781	990,000	990,000
Total Units	17,561,935	12,953,838	12,953,838

On April 29, 2020, the Board approved the issuance of additional Class B units to key employees of MSO. The Class B units are subject to the vesting over a four year period, with the first 25 percent of such Class B units vesting following 12 months of continued employment or service, and the remaining Class B units vesting in equal monthly installments over the following 36 months, or on other terms as the Board may approve as set forth in the applicable award agreement. The authorization of new Class B units amounted to 1,965,020 units and did not exceed 14.1 percent of total number of shares outstanding. The Class B units have an original issue price per unit of $0.

On June 1, 2020, MSO was authorized to issue up to 350,676 additional Class A units (Class A Incentive units) to two of its members in consideration for services provided or to be provided to the Company. Immediately prior to the grant of any Class A Incentive units by MSO, the founders transferred a number of Class A Common units to the Company as a capital contribution equal to fifty percent of the number of Class A Incentive Units to be granted by the Company. Class A Incentive units have an original issue price per unit of $1.53.

12. COVID-19

The Company is closely monitoring the impact of the pandemic of the novel strain of coronavirus, known as COVID-19, on all aspects of its business, including how it has impacted and may continue to impact the Company’s customers, employees, suppliers, and vendors. While the Company did not incur significant disruptions in its operations during the fiscal year ended December 31, 2020 from COVID-19, due to uncertainties surrounding the COVID-19 pandemic, it is unable to predict the impact that COVID-19 will have on its financial position, operating results and cash flows in future periods.

Exhibit 99.3

Unaudited Pro Forma Condensed Combined Financial Information

Capitalized terms used but not defined in this Exhibit 99.3 shall have the meanings ascribed to them in the Current Report on Form 8-K filed by SOC Telemed, Inc. (“SOC Telemed”) with the SEC on March 30, 2021 (the “Original Report”), as amended by Amendment No. 1 to the Original Report filed by SOC Telemed with the SEC on June 11, 2021 (the “Amendment”), to which this Exhibit 99.3 is attached.

The following unaudited pro forma condensed combined balance sheet of the Combined Company (as defined herein) as of December 31, 2020, and the unaudited pro forma condensed combined statements of operations of the Combined Company for the year ended December 31, 2020, present the combination of the financial information of SOC Telemed and Access Physicians after giving effect to the Acquisition pursuant to the Purchase Agreement and related adjustments described in the accompanying notes. SOC Telemed and Access Physicians, subsequent to the Acquisition, are referred to herein as the “Combined Company.”

The unaudited pro forma condensed combined statement of operations for the year ended December 31, 2020, gives pro forma effect to the Acquisition as if it had occurred on January 1, 2020, and the unaudited pro forma condensed combined balance sheet as of December 31, 2020, gives pro forma effect to the Acquisition as if it had occurred on December 31, 2020.

The unaudited pro forma condensed combined financial information is based on and should be read in conjunction with:

●	the audited historical financial statements of SOC Telemed as of and for the fiscal year ended December 31, 2020, and the related notes, as included in SOC Telemed’s annual report on Form 10-K filed with the SEC on March 30, 2021; and

●	the audited historical financial statements of Access Physicians as of and for the fiscal year ended December 31, 2020, and the related notes, as attached as Exhibit 99.2 to the Amendment.

The unaudited pro forma condensed combined financial statements are presented for illustrative purposes only and do not necessarily reflect what the Combined Company’s financial condition or results of operations would have been had the Acquisition occurred on the dates indicated. Further, the unaudited pro forma condensed combined financial information may also not be useful in predicting the future financial condition and results of operations of the Combined Company. The actual financial position and results of operations of the Combined Company may differ significantly from the pro forma amounts reflected herein due to a variety of factors. The unaudited transaction accounting adjustments represent management’s estimates based on information available as of the date of these unaudited pro forma condensed combined financial statements and are subject to change as additional information becomes available and analyses are performed.

On March 26, 2021 (the “Closing Date”), SOC Telemed and Access Physicians completed the Acquisition in accordance with the terms of the Purchase Agreement (the “Closing”), pursuant to which SOC Telemed purchased all of the membership interests of Access Physicians for cash and shares of SOC Telemed.

In connection with the Acquisition, SOC Telemed paid the Sellers approximately $93.3 million in cash, financed by the Credit Facility and the Subordinated Note, and approximately 13.9 million shares of Class A common stock, of which 0.2 million shares remain subject to certain vesting conditions and will be issued on the first anniversary of the Closing Date. The Purchase Agreement also provides for potential contingent consideration that may become payable (subject in each case to earlier acceleration upon the occurrence of certain events) consisting of:

●

additional earn-out consideration of $20.0 million that may be paid to the Sellers if certain revenue and performance levels are achieved by Access Physicians in the fiscal year ending December 31, 2021; and

●	additional deferred consideration with no cap applied that may be paid to the Sellers if the foregoing earn-out consideration is earned and subject to the continued service of certain executives of Access Physicians during the two-year period beginning on the Closing Date.

1

SOC Telemed, Inc.
UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET
December 31, 2020
(in thousands)

	SOC Telemed (Historical)	Access Physicians (Reclassified)(1)	Transaction Accounting Adjustments	Note 4	Pro Forma
Assets
Current Assets
Cash and cash equivalents	$38,754	$2,082	$(5,364)	(a)	$35,472
Accounts receivable, net of allowance for doubtful accounts	8,721	4,856	—		13,577
Inventories	—	1,374	—		1,374
Prepaid expenses and other current assets	1,609	342	—		1,951
Total current assets	49,084	8,654	(5,364)		52,374
Property and equipment, net	4,092	210	—		4,302
Capitalized software costs, net	8,935	379	492	(b)	9,806
Intangible assets, net	5,988	—	41,740	(b)	47,728
Goodwill	16,281	—	142,170	(b)	158,451
Deposits and other assets	559	30	—		589
Total assets	$84,939	$9,273	$179,038		$273,250

Liabilities and stockholders’ equity
Current liabilities
Accounts payable	$2,809	$2,278	$—		$5,087
Accrued expenses	8,293	1,491	—		9,784
Deferred revenues	610	—	—		610
Stock-based compensation liabilities	4,228	—	—		4,228
Notes payable, current	—	2,004	(2,004)	(d)	—
Total current liabilities	15,940	5,773	(2,004)		19,709
Deferred revenues	923	—	—		923
Contingent consideration	—	—	3,265	(c)	3,265
Deferred tax liability	—	8	—		8
Membership interest redemption payable	—	175	(175)	(d)	—
Notes payable, long-term	—	2,125	(2,125)	(d)	—
Long-term debt, net of unamortized discount and debt issuance costs	—	—	82,980	(e)	82,980
Related-party – Unsecured subordinated promissory note, net of unamortized discount and debt issuance costs	—	—	11,474	(f)	11,474
Contingent shares issuance liabilities	12,450	—	—		12,450
Other long-term liabilities	560	—	—		560
Total liabilities	29,873	8,081	93,415		131,369

Stockholders’ equity
Class A common stock	8	—	1	(g)	9
Members’ equity	—	1,192	(1,192)	(g)	—
Additional paid-in capital	291,277	—	87,906	(g)	379,183
Accumulated deficit	(236,219)	—	(1,092)	(g)	(237,311)
Total stockholders’ equity	55,066	1,192	85,623		141,881
Total liabilities and stockholders’ equity	$84,939	$9,273	$179,038		$273,250

(1)	Refer to Note 3 for reclassification of Access Physicians.

See accompanying notes to unaudited pro forma condensed combined financial information.

2

SOC Telemed, Inc.
UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS
FOR THE YEAR ENDED DECEMBER 31, 2020
(in thousands, except share and per share amounts)

	SOC Telemed (Historical)	Access Physicians (Reclassified)(1)	Transaction Accounting Adjustments	Note 4	Pro Forma
Revenues	$57,995	$27,100	$—		$85,095
Cost of revenues	38,542	17,657	—		56,199

Operating expenses
Selling, general and administrative	61,280	10,435	3,309	(h)	75,024
Total operating expenses	61,280	10,435	3,309		75,024
Loss from operations	(41,827)	(992)	(3,309)		(46,128)
Other income (expense)
Gain on contingent shares issuance liabilities	4,237	—	—		4,237
Gain on puttable option liabilities	1	—	—		1
Other income	—	4	—		4
Interest expense	(12,227)	(176)	(7,793)	(i), (j)	(20,196)
Interest expense – related party	—	—	(1,585)	(k)	(1,585)
Total other expense	(7,989)	(172)	(9,378)		(17,539)
Loss before income taxes	(49,816)	(1,164)	(12,687)		(63,667)
Income tax expense (benefit)	31	116	(334)	(l)	(187)
Net loss and comprehensive loss	(49,847)	(1,280)	(12,353)		(63,480)
Accretion of contingently redeemable preferred stock	(96,974)	—	—		(96,974)
Net loss attributable to common stockholders	$(146,821)	$(1,280)	$(12,353)		$(160,454)

Net loss per share attributable to common stockholders
Weighted-average shares used to compute net loss per share attributable to common stockholders	41,346,849	n/a	13,753,387	(m)	55,100,236
Basic and diluted net loss per common share	$(3.55)	n/a	n/a	(m)	$(2.91)

(1)	Refer to Note 3 for reclassification of Access Physicians.

See accompanying notes to unaudited pro forma condensed combined financial information.

3

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS
(in thousands, except share and per share amounts)

Note 1 — Basis of presentation

The unaudited pro forma condensed combined financial information has been prepared in accordance with Article 11 of Regulation S-X, as amended by SEC Final Rule Release No. 33-10786, Amendments to Financial Disclosures About Acquired and Disposed Businesses. In accordance with Release No. 33-10786, the unaudited condensed combined pro forma balance sheet and statements of operations reflect transaction accounting adjustments. The historical financial information of SOC Telemed and Access Physicians has been adjusted in the unaudited pro forma condensed combined financial information to reflect transaction accounting adjustments related to the Acquisition in accordance with accounting principles generally accepted in the United States (“GAAP”).

The unaudited pro forma condensed combined financial information is presented to illustrate the estimated effects of the Acquisition. The unaudited pro forma condensed combined statements of operations for the year ended December 31, 2020, gives pro forma effect to the Acquisition as if it had occurred on January 1, 2020, and the unaudited pro forma condensed combined balance sheet as of December 31, 2020, gives pro forma effect to the Acquisition as if it had occurred on December 31, 2020. The pro forma information does not purport to represent what the actual consolidated results of operations or the consolidated financial position of the Combined Company would have been if the Acquisition had occurred on the dates indicated, nor is it necessarily indicative of the future consolidated results of operations or consolidated financial position of the Combined Company. The actual financial position and results of operations of the Combined Company will likely differ, perhaps significantly, from the pro forma amounts reflected herein due to a variety of factors, including access to additional information, changes in value not currently identified, and changes in operating results following the dates of the Acquisition and the pro forma financial information.

Note 2 — Acquisition Accounting

The Acquisition was completed on March 26, 2021, for a purchase price of $190,116. SOC Telemed has determined it is the accounting acquirer to the Acquisition, which will be accounted for under the acquisition method of accounting for business combinations in accordance with Accounting Standards Codification 805, Business Combinations (“ASC 805”). The allocation of the estimated purchase price with respect to the Acquisition is based upon management’s estimates of and assumptions related to the fair values of assets acquired and liabilities assumed as of December 31, 2020, using currently available information. For this purpose, fair value shall be determined in accordance with the fair value concepts defined in ASC 820, Fair Value Measurements and Disclosures (“ASC 820”). Fair value is defined in ASC 820 as “the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date.” Fair value measurements can be highly subjective and can involve a high degree of estimation.

The following table presents the consideration and purchase price allocation of the assets acquired and the liabilities assumed in the Acquisition:

	Note
Fair value of consideration transferred
Cash		$93,297
Common stock	(1)	92,772
Holdback cash consideration		1,000
Contingent consideration		3,265
Net working capital adjustment		(218)
Total		$190,116

(1)	The share consideration transferred to Access Physicians was $92,772, or 13,928,740 shares, based on the last reported sale price of $6.66 per share of Class A common stock on Nasdaq on the Closing Date.

4

Recognized amounts of identifiable assets acquired and liabilities assumed at the Closing

Cash and cash equivalents	$1,601
Accounts receivable	5,602
Inventories	1,382
Prepaid expenses and other current assets	636
Property and equipment	250
Capitalized software costs	871
Intangible assets	41,740
Deposits and other assets	285
Accounts payable	(2,831)
Accrued expenses	(1,247)
Deferred tax liability	(343)
Identifiable assets acquired and liabilities assumed, net	47,946
Goodwill	$142,170

Subject to the terms and conditions of the Purchase Agreement, the Sellers are entitled to an earnout payment in the amount of $20,000 to be paid by SOC Telemed at the first anniversary of the Closing Date, subject to the achievement of certain revenue and gross margin conditions. Such earnout payment is classified as a contingent consideration liability and recognized at its estimated fair value of $3,265. Post-Acquisition, this liability will be remeasured to its fair value at the end of each reporting period and subsequent changes in the fair value post-Acquisition will be recognized in the Combined Company’s statement of operations within operating expenses.

Subject to the terms and conditions of the Purchase Agreement, the Sellers are entitled to a deferred payment with no cap applied to be paid by SOC Telemed on the second anniversary of the Closing Date, contingent upon the retention of certain key members of the current Access Physicians’ management team and the achievement of certain revenue and gross margin conditions. This deferred payment was determined to be compensation expense and as such is not considered part of the purchase consideration for accounting purposes. The Combined Company will record the expense in future periods if and once it is deemed probable that it will be earned.

Note 3 — Access Physicians’ Reclassifications

The pro forma financial statements have been adjusted to reflect reclassifications of Access Physicians’ combined financial statements as of December 31, 2020, to conform to the presentation of SOC Telemed’s financial statements. These adjustments include the following:

●	Internal-use software. Reclassification of $379 of internal-use software assets from Other assets to Capitalized software costs, net. There was no impact on net assets on Access Physicians’ balance sheet.

●	Due diligence and related non-recurring expense. Reclassification of $149 of due diligence expenses from Other expenses to Operating expenses. There was no impact on net assets on Access Physicians’ balance sheet.

5

Note 4 — Transaction Accounting Adjustments

Adjustments to the Unaudited Pro Forma Condensed Combined Balance Sheet as of December 31, 2020

The transaction accounting adjustments included in the unaudited pro forma condensed combined balance sheet as of December 31, 2020, are as follows:

4(a)	Cash and cash equivalents. Represents the impact of the Acquisition on the cash and cash equivalents balance of the Combined Company.

The table below represents the sources and uses of funds as it relates to the Acquisition:

	Note
Cash and cash equivalents balance of SOC Telemed prior to the Acquisition		$38,754
Cash and cash equivalents balance of Access Physicians prior to the Acquisition		2,082

Acquisition adjustments
Long-term debt	(1)	85,000
Related-party – Unsecured subordinated promissory note	(2)	11,500
Payment of debt issuance costs related to Long-term debt and Related-party – Unsecured subordinated promissory note	(3)	(2,046)
Payment of incremental transaction costs	(4)	(1,435)
Closing cash payment	(5)	(94,079)
Payment of Access Physicians’ notes payable and membership interest redemption payable	(6)	(4,304)
Total Acquisition adjustments		(5,364)

Post-Acquisition cash and cash equivalents balance		$35,472

(1)	Represents funds from SLR Investment under the Credit Facility in the amount of $85,000 (See Note 4(e) Long-term debt).

(2)	Represents funds from SOC Holdings LLC under the Subordinated Note in the amount of $11,500 on the Closing Date (See Note 4(f) Related-party – Unsecured subordinated promissory note).

(3)	Represents payment of debt issuance costs in connection with borrowings under the Credit Facility in the amount of $2,046.

(4)	Represents payment of other transaction costs of $1,435. The unaudited pro forma condensed combined balance sheet reflects these costs as a reduction of cash and cash equivalents, with a corresponding decrease in accumulated deficit (see Note 4(g) Impact on equity).

(5)	Represents cash consideration paid to the Sellers.

(6)	Represents funds used to repay Access Physicians’ notes payable and membership interest redemption payable at the Closing (see Note 4(d) Payment of Access Physicians’ notes payable and membership interest redemption payable)

4(b)	Fair value of acquired assets. Represents fair value adjustments related to the acquired assets:

	Fair value	Book value	Adjustment
Trade names	$1,213	$—	$1,213
Noncompetition agreements	432	—	432
Capitalized software costs	871	379	492
Customer relationships	40,095	—	40,095
Total	$42,611	$379	$42,232

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Additionally, the unaudited pro forma condensed combined balance sheet reflects recognition of goodwill in the amount of $142,170, which represents the difference between total consideration and fair value of acquired assets and assumed liabilities (see Note 2 Acquisition Accounting).

4(c)	Contingent consideration. Represents recognition of the contingent consideration liability described in more detail in Note 2 Acquisition Accounting, which is classified as a liability and recognized at its estimated fair value of $3,265. Post-Acquisition, this liability will be remeasured to its fair value at the end of each reporting period and subsequent changes in the fair value post-Acquisition will be recognized in the Combined Company’s statement of operations within operating expenses.

4(d)	Payment of Access Physicians’ notes payable and membership interest redemption payable. Represents funds used to repay Access Physicians’ notes payable and membership interest redemption payable at the Closing (see Note 4(a)(6) Cash and cash equivalents).

4(e)	Long-term debt. Represents funds from SLR Investment under the Credit Facility in the amount of $85,000 on the Closing Date ($82,980, net of debt issuance costs), which was used primarily to finance a portion of the closing cash consideration for the Acquisition. The maturity date for the Term Loans is April 1, 2026. Borrowings under the Credit Facility bear interest at a fluctuating rate per annum equal to 7.47% plus the greater of LIBOR and 0.13% (the “Applicable Rate”) (see Note 4(a)(1) Cash and cash equivalents and Note 4(j) Interest expense). On June 4, 2021, $10,000 of principal of the Credit Facility was repaid.

4(f)

Related-party – Unsecured subordinated promissory note.    Represents funds from SOC Holdings LLC under the Subordinated Note in the amount of $11,500, net of discount in the amount of $2,000, on the Closing Date ($11,474, net of debt issuance costs), which was used primarily to finance a portion of the closing cash consideration for the Acquisition. The maturity date of the Subordinated Note is the earliest to occur of September 28, 2026, and the occurrence of a change of control. The unpaid balance of the Subordinated Note accrues interest at an escalating rate per annum initially equal to 7.47% plus the Applicable Rate under the Credit Facility, increasing to 10.87% plus the Applicable Rate on September 30, 2021, and then an additional 2.00% each year thereafter, and will be added to the principal amount of the Subordinated Note on a monthly basis (see Note 4(a)(2) Cash and cash equivalents and Note 4(k) Interest expense — related party). On June 4, 2021, the Related-party – Unsecured subordinated promissory note was fully repaid and extinguished.

4(g)	Impact on equity. The following table represents the impact of the Acquisition on the number of shares of Class A common stock and represents the total stockholders’ equity:

		Class A common stock		Members’ equity	Additional paid-in	Accumulated	Total stockholders’
	Note	Shares	Amount	Amount	capital	deficit	equity
SOC Telemed equity as of December 31, 2020 – pre-Acquisition		74,898,380	$8	$—	$291,277	$(236,219)	$55,066
Access Physicians equity as of December 31, 2020 – pre-Acquisition		—	—	1,192	—	—	1,192

Acquisition equity adjustments
Shares issued to Sellers as consideration		13,928,740	1	—	(1)	—	—
Closing cash payment	4(a)(5)	—	—	—	(94,079)	—	(94,079)
Contingent consideration	4(e)	—	—	—	(3,265)	—	(3,265)
Paid transaction costs	4(a)(4)	—	—	—	—	(1,435)	(1,435)
Purchase price allocation		—	—	—	184,059	—	184,059
Elimination of Access Physicians members’ equity		—	—	(1,192)	1,192	—	—
Release of valuation allowance associated with the Acquisition(1)		—	—	—	—	343	343
Total Acquisition equity adjustments		13,928,740	1	(1,192)	87,906	(1,092)	85,623

Post-Acquisition equity balance		88,827,120	$9	$—	$379,183	$(237,311)	$141,881

(1)	Represents the tax benefit effect of the Acquisition associated with a discrete release of valuation allowance associated with the Acquisition recognized in the consolidated financial statements of SOC Telemed as of and the three months ended March 31, 2021 and reflected for pro forma purposes in the results for the year ended December 31, 2020 (see Note 4(l) Tax effect).

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Adjustments to the Unaudited Pro Forma Condensed Combined Statements of Operations for the year ended December 31, 2020

The transaction accounting adjustments included in the unaudited pro forma condensed combined statements of operations for the year ended December 31, 2020, are as follows:

4(h)	Amortization expense. Represents the net impact on amortization of trade names, noncompetition agreements, capitalized software costs and customer relationships in connection with purchase accounting determined as follows:

	Note	Fair value	Estimated useful life in years	Amortization expense
Trade names		$1,213	2	$607
Noncompetition agreements		432	5	88
Capitalized software costs		871	3	290
Customer relationships		40,095	17	2,359
Total		$42,611		$3,344
Less: Historical amortization expense of Access Physicians	(1)			(35)
Total adjustment				$3,309

(1)	Represents amortization expense recognized in the historical combined statement of operations of Access Physicians.

4(i)	Elimination of Access Physicians interest expense. Represents the elimination of historical interest expense of Access Physicians following the repayment of notes payable in connection with the Acquisition in the amount of $176 (see Note 4(d) Payment of Access Physicians’ notes payable and membership interest redemption payable).

4(j)	Interest expense. Represents the net effect on interest expense related to the Credit Facility (see Note 4(e) Long-term debt). For the purposes of the pro forma statement of operations, the interest expense for borrowings under the Credit Facility was estimated using an interest rate of 7.6%.

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Interest expense associated with the Credit Facility	$6,550
Amortization of debt issuance costs	1,419
Total	$7,969

A 1/8% increase or decrease in the interest rates applicable to the Credit Facility (see Note 4(e) Long-term debt) would result in a change in interest expense of approximately $108 for the year ended December 31, 2020.

4(k)	Interest expense – related party. Represents the net effect on interest expense related to the Subordinated Note (see Note 4(f) Related-party – Unsecured subordinated promissory note). For the purposes of the pro forma statement of operations, the interest expense under the Subordinated Note was estimated using an interest rate of 7.6% for the first six months and then 11.0% thereafter

Interest expense associated with the Subordinated Note	$1,311
Accretion of discount related to the Subordinated Note	274
Total	$1,585

A 1/8% increase or decrease in the interest rates applicable to the Subordinated Note (see Note 4(f) Related-party – Unsecured subordinated promissory note) would result in a change in interest expense of approximately $18 for the year ended December 31, 2020.

4(l)	Tax effect. Represents the tax benefit effect of the Acquisition recognized in the consolidated statement of operations of SOC Telemed for the three months ended March 31, 2021, and reflected for pro forma purposes in the results for the year ended December 31, 2020 (see Note 4(g) Impact on equity).

4(m)	Net loss per share. Reflects an increase in the outstanding shares of Class A common stock of SOC Telemed resulting from the issuance of shares to the Sellers at the Closing.

Basic and diluted weighted-average shares attributable to common stockholders
SOC Telemed – as previously reported	41,346,849
Issuance of equity consideration shares upon consummation of the Acquisition	13,753,387
Adjusted for pro forma presentation	55,100,236

Pro forma net loss per share is calculated based on pro forma net loss and 55,100,236 total shares outstanding upon consummation of the Acquisition. There is no difference between basic and diluted pro forma net loss per share as the inclusion of all potential shares of Class A common stock of the Combined Company outstanding would have been anti-dilutive.

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